                                                                   EXHIBIT 23.5

                [LETTERHEAD OF COLLIERS PINKARD APPEARS HERE]

November 24, 1997

Boston Properties, Inc.
8 Arlington Street
Boston, MA 02116

Attention: David R. Barrett, Senior Vice President

Dear Mr. Barrett

In connection with the second public offering of common stock by Boston Properties, Inc., we hereby consent to the use of our name in the Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission as the source of the information we have provided to you and to the incorporation by reference of this consent in any abbreviated registration statement in connection with the Company's Common Stock pursuant to Rule 452(b) under the Securities Act.

Sincerely,

David R. Frederick
COO/Principal